Exhibit 99.1

919 Third Avenue

New York, NY 10022

212.756.2000

212.593.5955 fax

www.srz.com

Stuart Freedman 212.756.2407	Writer’s E-mail Address stuart.freedman@srz.com

July 23, 2018

VIA FEDEX

Trustee under the Indenture

The Bank of New York

101 Barclay Street, Floor 21 West

New York, NY 10286

Attention: Corporate Trust Administration

With a copy to:

Counsel for Certain Holders

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Lawrence G. Wee, Esq.

Re: Safeway Inc.’s 7.25% Debentures due 2031

Ladies and Gentlemen:

We are counsel to Albertsons Companies, Inc. and, its wholly-owned subsidiary, Safeway Inc. (“Safeway”), and write in response to the letter, dated July 19, 2018, of Lawrence G. Wee (the “Wee Letter”) on behalf of “more than 45% of the aggregate principal amount” (the “Minority Holders”) of Safeway’s 7.25% Debentures due 2031 (the “Debentures”). Contrary to the Minority Holders’ assertions (and as their silence over the past four years confirms), no default has occurred under Section 4.7 of the indenture governing the Debentures, as modified by Officers’ Certificate Pursuant to Sections 2.2 and 10.4 of the Indenture, dated January 31, 2001, Safeway’s 7.25% Debentures Due 2031 (the “Indenture”). Accordingly, The Bank of New York (the “Trustee”) should not issue a Notice of Default or take any other action requested by the Minority Holders.1

1 Capitalized terms used herein but not otherwise defined in this letter shall have the meanings ascribed to them in the Indenture.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

Regrettably, the Minority Holders rely on overblown rhetoric rather than on sound analysis in claiming an Event of Default. The Minority Holders’ hyperbolic language is belied by the fact that, notwithstanding the passage of more than four years since Safeway publicly disclosed in a proxy statement that it would incur the additional secured indebtedness about which the Minority Holders now complain2 (and three and a half years since Safeway promptly disclosed in regulatory filings that it actually had incurred that secured debt3), the Minority Holders have not, until now, suggested that the incurrence of the liens to secure such indebtedness breached the Indenture. That is so because, contrary to their current strategic assertions, the Minority Holders understand that the liens granted by Safeway in connection with the Albertsons/Safeway Credit Facilities,4 initially entered into on January 30, 2015, were and are compliant with the Indenture’s terms.

The relevant inquiry regarding the claimed Event of Default is whether Safeway’s actions in 2015 and thereafter were permissible under the Indenture, which, as set forth in detail below, they plainly were. In that regard, the Minority Holders concede that if “the Albertson[s/Safeway] Credit [Facilities] were a ‘refinancing,’ ‘replacement’ or ‘refunding’ of the Safeway 1997 Bank Credit Agreement,” then the liens securing those facilities would constitute Permitted Liens and there would be no Event of Default. (Wee Letter at 5.) Notwithstanding that concession, the Minority Holders contend that “Safeway’s position is unwarranted by the language of the Indenture and contrary to the facts and circumstances surrounding the Acquisition and Safeway’s accession to the Albertson[s/Safeway] Credit [Facilities] as a co-obligor with Albertsons LLC.” (Id.) In making that claim, the Minority Holders principally focus on certain prior disclosures regarding the uses of the prior Safeway credit facilities as compared to the size and structure of Safeway’s indebtedness under the Albertsons/Safeway Credit Facilities. The Minority Holders miss the point.

2 Safeway Preliminary Proxy Statement on Schedule 14A, dated April 17, 2014, at 100-01 (“The letters of credit and proceeds of loans under the ABL Facility (except as set forth below) will be available for working capital and general corporate purposes (including permitted acquisitions and other investments) after the closing of the Merger.”).

3 Safeway Annual Report on Form 10-K for the year ended January 3, 2015, dated March 4, 2015, at 26 (“In connection with the Merger, on January 30, 2015, Safeway became party to (i) an asset-based revolving credit agreement with borrowing capacity of up to $3 billion, $980 million of which was drawn on January 30, 2015 and (ii) a term loan agreement with a principal amount equal to $6.3 billion (which may, in certain circumstances, be increased). . . . The proceeds of this indebtedness, together with approximately $650 million of cash on hand, were used to pay a portion of the Merger consideration and related fees and expenses of the Merger and to provide working capital.”).

4 The “Albertsons/Safeway Credit Facilities” collectively refers to (i) the Amended and Restated Asset-Based Revolving Credit Agreement, dated January 30, 2015 (as further amended), by and among Albertson’s LLC, Safeway, the other co-borrowers and guarantors from time to time party thereto and the other parties thereto (the “Albertsons/Safeway ABL Facility”), and (ii) the Second Amended and Restated Term Loan Agreement, dated August 25, 2014 and effective January 30, 2015 (as further amended), by and among Albertson’s LLC, Safeway, the other co-borrowers and guarantors from time to time party thereto and the other parties thereto (the “Albertsons/Safeway Term Loan Agreement”).

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

The express terms of the Indenture—largely ignored by the Minority Holders—allow Safeway to incur and secure bank indebtedness without regard to the amount of the debt or use of the proceeds, and Safeway’s previous disclosures about the uses of prior Bank Credit Agreements do not amend the terms of the Indenture, as the Minority Holders impliedly suggest. Moreover, the Minority Holders overlook the fact that the Indenture contemplates the very types of changes to the Bank Credit Agreement that were made in 2015.

For the reasons set forth below, the liens securing the Albertsons/Safeway Credit Facilities are “Permitted Liens” under the Indenture because the Albertsons/Safeway Credit Facilities fall within the definition of replacement, restatement, refinancing or successors to a “Bank Credit Agreement.”5 Thus, the indebtedness under those facilities is permitted to be secured by liens on the assets of Safeway and its subsidiaries without Safeway granting equal and ratable liens to secure the Debentures.

A.	The Language of the Indenture Provides that the Liens Securing the Albertsons/Safeway Credit Facilities Constitute Permitted Liens.

It is well-settled New York law that courts construe indentures using traditional rules of contract interpretation. When interpreting contractual language, courts give the words and phrases employed their plain and commonly-accepted meanings. Here, the plain language of the Indenture supports the conclusion that the liens granted to secure the Albertsons/Safeway Credit Facilities constitute “Permitted Liens.”

The lien covenant for the Debentures generally restricts Safeway and its subsidiaries from pledging any of their property and assets to “secure Indebtedness of the Company” in excess of the greater of 10% of Consolidated Net Tangible Assets or $350 million, unless the Debentures are equally and ratably secured. However, a “Permitted Liens” exception to this requirement specifically allows “[l]iens securing Indebtedness of the Company under the Bank Credit Agreement and any initial or subsequent renewal, extension, replacement or refunding thereof.” (Indenture at Section 1.1.) The Indenture further defines “Bank Credit Agreement” by reference to the credit facility of Safeway in effect at the time that the Debentures were issued, together with the following language: “as such agreement may be amended (including any amendment, restatement, and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.” (Id.) Thus, the liens securing the Albertsons/Safeway Credit Facilities constitute Permitted Liens under the Indenture.

Indeed, as mentioned, the Wee Letter implicitly recognizes that if the Albertsons/Safeway Credit Facilities are a “renewal, extension, refinancing, replacement or

5 Throughout this letter, we sometimes refer to the Indenture’s provisions that permit, among other things, replacement, restatement, refinancing and successors to the Bank Credit Agreement. The reference to one or more such terms, at any particular point, is not meant to be exhaustive of the terms that may be applicable, and is without prejudice to making more comprehensive arguments about each applicable term and provision at an appropriate time.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

refunding or an amendment, restatement, successor, supplement or other modification of the Bank Credit Agreement in effect at the time that the Debentures were issued,” then the liens by which they are secured would constitute Permitted Liens, and the Debentures would not need to be equally and ratably secured. (Wee Letter at 12.)

B.	The Albertsons/Safeway Credit Facilities Immediately Replaced, Restated, Refinanced and/or Succeeded the Bank Credit Agreement.

As an initial matter, as the Minority Holders recognize, the Albertsons/Safeway Credit Facilities went into effect at the same time that the then-existing Bank Credit Agreement terminated. (Wee Letter at 9.) Given that, it is readily apparent that the Albertsons/Safeway Credit Facilities served as a replacement, restatement, refinancing and/or successor to the 1997 Bank Credit Agreement. Indeed, the market broadly understood it as such, as no Noteholder—including the Minority Holders—so much as suggested that the liens securing the Albertsons/Safeway Credit Facilities did not constitute Permitted Liens until now.

Chronologically, as the Wee Letter acknowledges, each prior Bank Credit Agreement succeeded the 1997 Bank Credit Agreement, including Safeway’s entry into the current Bank Credit Agreement, the Albertsons/Safeway Credit Facilities.6 (See Wee Letter at 7-9.) Thus, the Bank Credit Agreements are direct, lineal descendants of each other, with the last iteration taking the form of two facilities rather than one. The termination of the then-existing Bank Credit Agreement and entry into the current Bank Credit Agreement (the Albertsons/Safeway Credit Facilities) took place simultaneously at the close of the merger between Albertsons and Safeway. (See Safeway Annual Report on Form 10-K for the year ended January 3, 2015, at 26, 34.)

Overall, given the context of the entry into the Albertsons/Safeway Credit Facilities, including that they immediately followed the termination of the prior Bank Credit Agreement and, like the prior Bank Credit Agreement, borrowings under the Albertsons/Safeway Credit Facilities can be used for general corporate purposes, there can be no serious doubt that the Albertsons/Safeway Credit Facilities, among other things, “replaced,” “restated,” “refinanced” or “succeeded” the prior Bank Credit Agreement.

Indeed, the plain meaning of the word “replace” is “to take the place of especially as a substitute or successor” and “replacement” means “one that replaces another.” (Replace, Replacement, merriam-webster.com (last updated on July 14, 2018).) Moreover, “refinancing” is defined as “to renew or reorganize the financing of something” or “to provide for (an outstanding indebtedness) by making or obtaining another loan or a larger loan on fresh terms.” (Refinancing, merriam-webster.com (last updated on July 13, 2018).) And, the word “successor” means “one who replaces or follows a predecessor.” (Successor, Black’s Law Dictionary (10th

6 The Indenture expressly references the Credit Agreement, dated as of April 8, 1997, among Safeway, The Vons Companies, Inc., and Canada Safeway Limited, with Bankers Trust Company as administrative agent, and various lenders. That agreement was replaced with another credit agreement in 2005 and another in 2011 prior to the replacement of the 2011 Credit Agreement with the Albertsons/Safeway Credit Facilities. See infra, at note 8.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

ed. 2014).) Significantly, the Permitted Liens exception, by including the Bank Credit Agreement, expressly allows for “successors,” which, by using a plural term, demonstrates that there may be more than one successor Bank Credit Agreement, including more than one Bank Credit Agreement in existence at any one time.7

C.	Any Structural Differences Between the Pre-Existing Bank Credit Agreement and the Albertsons/Safeway Credit Facilities Are Irrelevant in the Face of the Plain Language of the Indenture.

The “Bank Credit Agreement” for purposes of the Debentures is defined as the Credit Agreement, dated as of April 8, 1997, among Safeway, The Vons Companies, Inc. (“Vons”), and Canada Safeway Limited (“Canada Safeway”), with Bankers Trust Company as administrative agent and various lenders (the “1997 Credit Agreement”), “as such agreement may be amended (including any amendment, restatement and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.” (Indenture at Section 1.1 (emphasis added).) The Minority Holders acknowledge that the 1997 Bank Credit Agreement was replaced with Bank Credit Agreements entered in 2001, 2005 and 2011.8 (Wee Letter at 7-9.) However, based on purported structural and other differences, the Minority Holders incorrectly contend that the Albertsons/Safeway Credit Facilities did not replace, restate, refinance or succeed the 1997 (and, subsequently, the 2011) Bank Credit Agreement under the terms of the Indenture.

Pursuant to its plain language, the Permitted Liens covenant broadly permits Safeway to have secured bank credit facilities in any amount from time to time without providing an equal and ratable lien for the Debentures. Given the express, and broad, provisions of the Indenture, Noteholders, including the Minority Holders, simply could not have had any expectation that a Bank Credit Agreement in effect at any particular time would be limited in principal amount, structure, or purpose.

1.	The Indenture Permits More Than One Bank Credit Agreement at a Time.

By its express terms, the Indenture permits amendments, supplements, refinancings, or modifications to the Bank Credit Agreement without limiting their scope. Thus, Safeway may, under the Permitted Lien carve-out, amend or supplement a Bank Credit Agreement to add multiple types and tranches of loans with different borrowing mechanics and maturities. Indeed, the 1997 Credit Agreement expressly permitted Safeway to convert

7 Even if Safeway had terminated the then-existing Bank Credit Agreement and time had passed before another Bank Credit Agreement was entered, it would not be an issue because there was no expectation that if Safeway repaid one credit facility, it could not enter into another facility.

8 See Credit Agreement among Safeway and Canada Safeway, with Deutsche Bank AG New York Branch as administrative agent, and various lenders, dated as of June 1, 2005, amended as of June 15, 2006 and June 1, 2007; Credit Agreement among Safeway, Canada Safeway, with Deutsche Bank AG New York and Canada Branches as administrative agents, and various lenders, dated as of June 1, 2011.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

revolving loans into term loans. Moreover, the Indenture’s reference to “supplements” (like its reference to “successors”) plainly contemplates that the applicable Bank Credit Agreement need not be limited to a single credit facility. While companies sometimes have both revolving credit facilities and term loans in a single agreement, it is also common to document them separately. Thus, the suggestion that the Albertsons/Safeway Credit Facilities do not constitute a Bank Credit Agreement because they are documented in two agreements, rather than one, improperly elevates form over substance.

2.	The Indenture’s Permitted Liens Provision Does Not Limit the Size of a Bank Credit Agreement.

The Minority Holders’ claim that they had a reasonable expectation that either the borrowed or available amount of debt under the applicable Bank Credit Agreement would not materially exceed the amount of Safeway’s credit facilities prior to the Safeway/Albertsons merger is directly contradicted by the plain language of the Indenture. The provision regarding Bank Credit Agreements expressly contemplates increases in principal amount without limitation, which is consistent with the fact that the Indenture does not limit the amount of indebtedness that Safeway can have (and secure) pursuant to the Permitted Lien carve out.

Specifically, the definition of Bank Credit Agreement expressly provides for “any increase in the principal amount of the obligations thereunder,” without any limitation in the amount of such increase.9 Given that language, Safeway was not and is not limited in its ability to increase the principal amount of its obligations under the 1997 Credit Agreement or its replacements and successors.

Further, to the extent the Noteholders wished to limit the amount of Safeway’s obligations under the 1997 Credit Agreement under the Permitted Liens exclusion, they plainly could have negotiated such a limit. In this regard, Section 4.7 of the Indenture—the very provision that contains the Permitted Liens exception to the Limitation on Liens provision upon which the Minority Holders base their claim—expressly limits the amount of debt excluded from the Limitation on Liens in connection with certain refinancings. Subpart (iii) of Section 4.7 limits the exclusion of liens arising from refinancing debt to the actual aggregate principal amount being refinanced.10 (Indenture at Section 4.7(iii).)11 Thus, when the drafters of the

9 The Officers’ Certificate for the Debentures provides in pertinent part: “Bank Credit Agreement” means the Credit Agreement dated as of April 8, 1997, as amended and as such agreement may be amended (including any amendment, restatement and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.” (Officers’ Certificate Pursuant to Sections 2.2 and 10.4 of the Indenture, dated January 31, 2001, Safeway’s 7.25% Debentures Due 2031, at 2 (emphasis added).) The Minority Holders simply ignore this language.

10 The Minority Holders do not, and cannot, assert that the liens securing the Albertsons/Safeway Credit Facilities contravene this provision in any way.

11 The Indenture provides as follows (emphasis added):

Section 4.7. Limitation on Liens.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

Indenture intended to limit the amount of liens excluded from the Limitation on Liens, they plainly knew how to do so. However, subpart (iv) of Section 4.7, which excludes Permitted Liens (including a Bank Credit Agreement), contains no such limit. (Id. at Section 4.7(iv).)

Accordingly, the increased amount of the Albertsons/Safeway Credit Facilities relative to the predecessor Bank Credit Agreements is permitted under the unambiguous language of the Indenture, as would be any increases contemplated in connection with the contemplated Rite Aid transaction.

3.	There is No Required Form of Bank Credit Agreements Under the Indenture.

The Indenture does not proscribe the form of the Bank Credit Agreements which Safeway is permitted to secure without providing equal and ratable liens. Safeway was therefore entitled to amend, supplement, refinance or modify the Bank Credit Agreement over time to change its size, scope, and/or function. As Safeway could amend an existing facility to add other types of loans, it follows that Safeway also could add other types of loans to any replacement, successor or successors of the existing facility. Thus, the Albertsons/Safeway Credit Facilities qualify as a Bank Credit Agreement notwithstanding that the immediate predecessor facility did not include all of the same types of loans.

The Company shall not, nor shall it permit any of its Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that the Debentures shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of January 31, 2001 (the “Closing Date”); (ii) Liens granted after the Closing Date on any assets or properties of the Company or any of its Subsidiaries securing Indebtedness of the Company created in favor of the Holders of the Debentures; (iii) Liens securing Indebtedness of the Company which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing the Debentures, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets or (ii) $350,000,000.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

D.	The Indenture Does Not Limit Safeway’s Use of the Proceeds from a Bank Credit Agreement.

Contrary to the assertions in the Wee Letter, nothing in the Indenture, including the lien covenant, limits the purposes for which Safeway may use the proceeds from a Bank Credit Agreement. Statements made by Safeway from time to time about the uses to which it might put its then-current bank credit facilities are not determinative of whether other uses are permitted under the terms of the Indenture. Indeed, as is typical for bank credit facilities, the 1997 Credit Agreement stated that Safeway could use the facility broadly for, among other things, working capital and other general corporate purposes, including stock repurchases. (See Section 2.5 of the 1997 Credit Agreement (stating that proceeds from the loans made under the agreement “shall be applied by the applicable Borrower for general corporate purposes”) (emphasis added).)

In any event, the Albertsons/Safeway Credit Facilities serve the same general purpose for Safeway as did its predecessor agreements, which the Minority Holders’ letter concedes fell within the definition of “Bank Credit Agreement.”12 In fact, contrary to the Minority Holders’ contention on page 11 that the “proceeds [of the Albertsons/Safeway Credit Facilities] have not been available for use by Safeway or its subsidiaries,” Safeway advised as follows in its Annual Report on Form 10-K for the year ended January 3, 2015:

Based upon the current level of operations, Safeway believes that net cash flow from operating activities and other sources of liquidity, including borrowing under its ABL Agreement, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future.

(See Annual Report on Form 10-K for the year ended January 3, 2015, at 35 (emphasis added).) The language quoted above is nearly identical to the language quoted in the Wee Letter from prior Safeway disclosures in which its then-existing credit facilities are referenced in precisely the same manner as the Albertsons/Safeway ABL Facility. Moreover, it was permissible for Safeway to use funds from the Albertsons/Safeway Term Loan Agreement to pay merger consideration to its former shareholders. As the disclosure from Safeway’s Annual Report on Form 10-K for the year ended December 31, 2011 (also quoted in the Wee Letter) explained, Safeway expressly acknowledged the possibility of its use of the Bank Credit Agreement, and, therefore, its replacements or successors, for “stock repurchases.”

Simply put, the covenant in the Indenture does not limit a “Bank Credit Agreement” to any specific terms, structure, or use of proceeds. In this regard, it should be noted that the 1997 Credit Agreement initially provided for revolving loans, but permitted Safeway to convert outstanding revolving loans into term loans at the end of the commitment period.

12 That that purpose is accomplished through two agreements—a term loan and a revolver—rather than one is wholly irrelevant.

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

Similarly, the Albertsons/Safeway Credit Facilities include both revolving credit and term loan facilities.

E.	The Fact that Safeway is a Co-Borrower Under the Albertsons/Safeway Credit Facilities Does Not Alter the Analysis.

The Minority Holders contend, with regard to Albertsons’ participation in the Albertsons/Safeway Credit Facilities, that Albertsons “harmed Safeway and its creditors, including holders of the Debentures, by burdening Safeway with Liens as part of the new owner’s scheme to extract value from Safeway without any corresponding benefit to Safeway. When holders of the Debentures agreed that Safeway could incur certain Liens related to the Bank Credit Agreement those holders were certainly not agreeing that a company outside of Safeway and its subsidiaries could use this modest and sensible provision of credit for completely different purposes to other entities.” (Wee Letter at 2-3.) They are wrong. Putting aside the false premise that Safeway and its creditors have not benefitted substantially from the merger with Albertsons (discussed below), the Indenture expressly permits Safeway to secure guarantees under a Bank Credit Agreement without providing equal and ratable liens to the Debentures.

As an initial matter, the Indenture does not in any way limit indebtedness under a Bank Credit Agreement to direct obligations of Safeway as a borrower. For purposes of the Debentures, “Indebtedness” is defined to include a guaranty of other indebtedness and, therefore, it does not impose any limitations on the ability of Safeway and its subsidiaries to guarantee such Indebtedness. As a result, Safeway and its subsidiaries are permitted to provide secured guarantees under the Bank Credit Agreement. Thus, Safeway acting as a co-borrower under the Albertsons/Safeway Credit Facilities falls squarely within the terms of the Indenture.

Further, given that there is no limit to the use of proceeds or the amount of debt that Safeway may incur under a secured Bank Credit Agreement without providing equal and ratable security (see Section C.2 above), there is no question that Safeway could have drawn on a Bank Credit Agreement to finance a leveraged buyout or leveraged recapitalization of Safeway. Therefore, it is simply illogical to contend that Safeway could not draw on a Bank Credit Agreement in the same way in connection with its acquisition by Albertsons. We note that the provisions of the 1997 Credit Agreement contemplated that borrowings thereunder could be used for stock repurchases, which belies the Minority Holders’ oft-repeated claim that the Bank Credit Agreement could only be used “to provide liquidly for Safeway as an operating business.” (Wee Letter at 11.)

Along those lines, the Minority Holders also contend that the liens arising from the Albertsons/Safeway Credit Facilities do not have the required relationship to a Bank Credit Agreement because those liens purportedly “arise from agreements that served completely different purposes from the Bank Credit Agreement and that, unlike the Bank Credit Agreement, did not benefit Safeway.” (Wee Letter at 2). That plainly is not true. The liens at issue were incurred in connection with $7.3 billion in borrowings, not less than $5.4 billion of which were allocated to Safeway’s use. Likewise, the Minority Holders’ contention that “Safeway’s new

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

owner forced Safeway to accept the 2015 Liens for the exclusive benefit of that new owner and its other subsidiaries, which are not subsidiaries of Safeway but are sister companies” (id.), also is not true.

Finally, and obviously, if the Minority Holders’ core argument were even remotely correct, it simply defies logic that they would not have declared an Event of Default or otherwise complained years ago. The Minority Holders are sophisticated investors represented by sophisticated counsel. Their years of acquiescence regarding the Albertsons/Safeway Credit Facilities demonstrate, through their course of conduct, that they shared Safeway’s understanding that the Albertsons/Safeway Credit Facilities did not require equal and ratable liens be provided to the Debentures.

****

Given the foregoing, the Minority Holders’ contention that “[n]o reasonable person could believe that the [Albertsons/Safeway Credit Facilities] have the required relationship to the Bank Credit Agreement” (Wee Letter at 2) has no basis under the express terms of the Indenture. This conclusion is confirmed by the fact that the Minority Holders did not complain four years ago, when Safeway unambiguously disclosed in a proxy statement its plans to enter into the Albertsons/Safeway Credit Facilities, or three-and-a-half years ago, when Safeway disclosed that it had entered into those facilities. Nor have they complained during the intervening years. The only rational explanation for the Minority Holders’ current position and its timing is that the Minority Holders have contrived the issues raised in the Wee Letter as part of a misguided attempt to extract “hold-up value” from Safeway at a time when they know Safeway may incur additional indebtedness in connection with the proposed Rite Aid acquisition. Accordingly, the liens securing the Albertsons/Safeway Credit Facilities are “Permitted Liens” under the Indenture and, therefore, the Trustee should not take any of the actions requested by the Minority Holders.

Safeway reserves all of its rights and remedies in connection with the Debentures and the Minority Holders’ apparent efforts to contrive an Event of Default in order to extract an undeserved windfall by impliedly threatening to interfere with the contemplated Rite Aid transaction and its related financing. Nevertheless, counsel for Safeway is willing to meet with counsel for the Minority Holders, as proposed in the Wee Letter, to further discuss this issue.

Sincerely, /s/ Stuart D. Freedman

cc:	Robert A. Gordon, Albertsons Companies, Inc.

Ronald B. Risdon, Schulte Roth & Zabel LLP

Michael E. Swartz, Schulte Roth & Zabel LLP

The Bank of New York

Paul, Weiss, Rifkind, Wharton & Garrison LLP

July 23, 2018

Antonio L. Diaz-Albertini, Schulte Roth & Zabel LLP

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The Bank of New York Mellon Corporate Trust

2 North LaSalle Street, Suite 700

Chicago, IL 60602